Exhibit 99.1

Conyers Park III Acquisition Corp. Announces Pricing of $350 Million Initial Public Offering

NAPLES, FL, August 9, 2021 — Conyers Park III Acquisition Corp. (the “Company”), a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 35,000,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Capital Market and trade under the ticker symbol “CPAAU” beginning August 10, 2021. Each unit consists of one share of Class A common stock of the Company and one-third of one warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the Nasdaq Capital Market under the symbols “CPAA” and “CPAAW,” respectively. The offering is expected to close on August 12, 2021, subject to customary closing conditions.

The Company’s management team is led by James M. Kilts and David J. West, as the Co-Chief Executive Officers, Brian K. Ratzan, as the Chief Financial Officer, and Max Papkov, as the Vice President of Strategy. Mr. Kilts’ and Mr. West’s careers have centered on identifying and implementing value creation initiatives throughout the consumer industry. They have collectively created approximately $50 billion in shareholder value throughout their combined 75+ year careers in the consumer industry. Mr. Ratzan and Mr. Papkov collectively bring over 35 years of private equity and SPAC investing experience. The deep operating experience of Mr. Kilts and Mr. West complements Mr. Ratzan’s and Mr. Papkov’s financial and transactional expertise to create a unique team capable of identifying attractive investments and executing deals in the consumer sector. The Company’s website is www.conyers-park.com.

Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are serving as the underwriters for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 5,250,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, New York 10005, telephone: 800-503-4611 or email: prospectus.cpdg@db.com; Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 212-902-1171 or email: prospectus-ny@ny.email.gs.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 866-803-9204 or email: prospectus-eq_fi@jpmchase.com.

A registration statement relating to the securities became effective on August 9, 2021 in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

David J. West

Co-Chief Executive Officer

Conyers Park III Acquisition Corp.

info@centerviewcapital.com

(212) 429-2211